                                                                   Exhibit 13(b)


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Per-Unit Income and Changes in Accumulation Unit Value" and "Experts" and to the use of our report dated January 31, 1997, with respect to the statement of assets and liabilities, including the portfolio of investments, as of December 31, 1996 and the related statement of operations for the year then ended and the statements of changes in contract owners' equity and table of per-unit income and changes in accumulation unit value for each of the two years then ended of Franklin Life Money Market Variable Annuity Fund C, and our report dated February 14, 1997, with respect to the consolidated balance sheets of The Franklin Life Insurance Company and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholder's equity and cash flows for the year ended December 31, 1996, the eleven months ended December 31, 1995 and the one month ended January 31, 1995, in this Post-Effective Amendment to the Registration Statement on Form N-3 (No. 2-74459) under the Securities Act of 1933 and Registration Statement (No. 811-3289) under the Investment Company Act of 1940 and related Prospectus and Statement of Additional Information of Franklin Life Money Market Variable Annuity Fund C.



                                             /s/ Ernst & Young LLP


                                             ERNST & YOUNG LLP



Chicago, Illinois
April 28, 1997